TIDAL COMMODITIES TRUST I 8-K

Exhibit 99.1

AMENDMENT NO. 1

TO THE

FIRST AMENDED AND RESTATED DECLARATION OF TRUST AND

TRUST AGREEMENT

OF

TIDAL COMMODITIES TRUST I

This Amendment Number 1 to the First Amended and Restated Declaration of Trust and Trust Agreement of Tidal Commodities Trust I (the “Trust”) dated March 10, 2023, between Tidal Investments LLC (f/k/a Toroso Investments, LLC (the “Sponsor”), a Delaware limited liability company, and Wilmington Trust, National Association (the “Trustee”), a Delaware national banking association (the “Trust Agreement”), is made and entered into as of this 21st day of October, 2025.

WHEREAS the Sponsor manages the Trust pursuant to the Trust Agreement; and

WHEREAS the Sponsor, acting pursuant to Section 11.1 of the Trust Agreement, desires to make a permitted change to said Trust Agreement without shareholder approval, to provide the Sponsor greater flexibility to protect Shareholders (as that term is defined in the Trust Agreement) by appointing a successor sponsor if an Event of Withdrawal (as defined in the Trust Agreement) occurs;

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.       The definition of “Event of Withdrawal” in Section 1.1 is hereby deleted and replaced in its entirety with the following:

“Event of Withdrawal” means the filing of a certificate of dissolution or cancellation of the Sponsor, the revocation of the Sponsor’s charter (and the expiration of 90 days after the date of notice to the Sponsor of revocation without a reinstatement of its charter), or the Sponsor’s voluntary withdrawal as Sponsor in accordance with Section 4.11(a) of this Trust Agreement.

2.       Section 3.2(a) is hereby amended by adding the following at the end of the Section:

The Hashdex Bitcoin ETF is authorized to issue, and does issue, Shares in accordance with this Trust Agreement, and pursuant to the terms, conditions, policies and procedures set forth in each applicable Authorized Participant Agreement and the Registration Statement, and such issuance is ratified, confirmed and approved.

3.       Section 4.11(a) is hereby amended by replacing it in its entirety with the following:

(a)	The Sponsor may withdraw voluntarily as the Sponsor of the Trust only upon thirty (30) days’ prior written notice to all Limited Shareholders and the Trustee. If the Sponsor withdraws and a successor Sponsor is selected in accordance with Section 13.1(a)(iii), the withdrawing Sponsor shall pay all expenses as a result of its withdrawal.

4.       Section 13.1(a) is hereby amended by replacing it in its entirety with the following:

(a)	The occurrence of an Event of Withdrawal, unless (i) prior to the Event of Withdrawal, the Sponsor appoints a successor Sponsor that agrees to carry on the business of the Trust; (ii) at the time there is at least one remaining Sponsor and that remaining Sponsor carries on the business of the Trust or (iii) within 90 days of such Event of Withdrawal, the affirmative vote or written consent of Limited Shareholders in accordance with Section 8.2(d) or Section 11.3 of this Trust Agreement is obtained to continue the business of the Trust and to select, effective as of the date of such selection, one or more successor Sponsors.

Acting pursuant to Section 11.1, the undersigned, a duly authorized officer of the Sponsor, signs this Amendment by and on behalf of the Sponsor as of October 21, 2025.

Tidal Investments LLC as Sponsor

By:	/s/ Gavin Filmore
Name: Gavin Filmore
Title: Chief Revenue Officer